Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Doma should be read together with the unaudited condensed consolidated financial statements as of June 30, 2021 and 2020 and for the three and six months ended June 30, 2021 and 2020, together with the related notes thereto as well as the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, together with related notes thereto. The discussion and analysis should also be read together with our pro forma financial information as of June 30, 2021 and for the three and six months ended June 30, 2021 and the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of the Proxy Statement/Prospectus filed on July 2, 2021. Certain amounts may not foot due to rounding. Unless the context otherwise requires, references herein to “Doma,” “Company,” “us,” “our” or “we” refer to States Title, Inc. prior to the North American Title Acquisition, to States Title Holding, Inc. (which changed its name to Doma Holdings, Inc. in March 2021) after the North American Title Acquisition, and to New Doma following the consummation of the Business Combination.
Overview
Doma was founded in 2016 to focus top-tier data scientists, product managers, and engineers on building game-changing technology to completely reimagine the residential real estate closing process. Our approach to the title and escrow process is driven by our innovative full stack platform, Doma Intelligence. Doma Intelligence is the result of significant investment in research and development over more than four years across a team of more than 100 data scientists and engineers, creating a revolutionary new end-to-end closing platform that seeks to eliminate all of the latent, manual tasks involved in underwriting title insurance, performing core escrow functions, generating closing documentation and getting documents signed and recorded. The platform harnesses the power of data analytics, machine learning and natural language processing, which will enable us to deliver a cheaper and faster closing transaction with a seamless customer experience at every point in the process. Doma’s machine intelligence algorithms are being trained and optimized on 30 years of historical anonymized closing transaction data allowing us to make underwriting decisions in less than a minute and significantly reduce the time, effort and cost of the entire process.
Our Business Model
Today, we primarily originate, underwrite, and provide title, escrow and settlement services for the two most prevalent transaction types in the residential real estate market: purchase/resale and refinance transactions. We operate and report our business through two complementary reporting segments, Distribution and Underwriting. See “—Basis of Presentation” below.
Our Distribution segment reflects the sale of our products and services, other than underwriting and insurance services reflected in our Underwriting segment, that we provide through our captive title agents and agencies (“Direct Agents”). We market our products and services through two channels to appeal to our referral partners and ultimately reach our end customers, the borrowers or home buyers/sellers:
•Strategic and Enterprise Accounts (“S&EA” or “Doma Enterprise”) – we target partnerships with national lenders and mortgage originators that maintain centralized lending operations. Once a partnership has been established, we integrate our Doma Intelligence platform with the client’s production systems, to enable frictionless order origination and fulfillment. Substantially all S&EA orders are underwritten by Doma.
•Local Markets (“Local”) – we target partnerships with realtors, attorneys and non-centralized loan originators via an 89-branch footprint across ten states (as of June 30, 2021). For the quarter ended June 30, 2021, over 90% of our lender and owner policies from our Local channel were underwritten by Doma, while the remaining share was underwritten by third-party underwriters.

Our Underwriting segment reflects the sale of our underwriting and insurance services. These services are integrated with our Direct Agents channel and are also provided to other non-captive title and escrow agents in the market (“Third-Party Agents” or “Independent Agents”) through our captive title insurance carrier. For customers sourced through the Third-Party Agents channel, we retain a portion of the title premium (approximately 16%) in exchange for underwriting risk to our balance sheet. The Third-Party Agents channel includes the title underwriting and insurance services we provide to Lennar, a related party, for its home builder transactions.
The financial results of our Direct Agents channel impact both our Distribution and Underwriting reporting segments, whereas the results from the Third-Party Agents channel impact only the Underwriting reporting segment.
Our expenses generally consist of direct fulfillment expenses related to closing a transaction and insuring the risk, customer acquisition costs related to acquiring new business, and other operating expenses as described below:
•Direct fulfillment expenses – comprised of direct labor and direct non-labor expenses. Direct labor expenses refer to payroll costs associated with employees who directly contribute to the opening and closing of an order. Some examples of direct labor expenses include title & escrow services, closing services, and customer service. Direct non-labor expenses refer to non-payroll expenses that are closely linked with order volume, such as provision for claims, title examination expense, office supplies, and premium and other related taxes.
•Customer acquisition costs – this expense category is the summation of sales payroll, sales commissions, sales related travel & entertainment, and an allocated portion of corporate marketing.
•Other operating expenses – all other expenses that do not directly contribute to the fulfillment or acquisition of an order or policy are considered other operating expenses. This category is predominately comprised of research & development costs, corporate support expenses, occupancy, and other general and administrative expenses.
We expect to continue to invest in our Doma Intelligence platform as well as organic and inorganic growth opportunities in order to remain competitive with existing large-scale industry incumbents who are well financed and have significant resources to defend their existing market positions. Over time, we plan to use our cash flows to invest in customer acquisition, research and development, and new product offerings, to further improve revenue growth and accelerate the elimination of the friction and expense of closing a residential real-estate transaction.
Basis of Presentation
We report results for our two operating segments:
•Distribution – our Distribution segment reflects our Direct Agents operations of acquiring customer orders and providing title and escrow services for real estate closing transactions. We acquire customers through our Local and S&EA customer referral channels.
•Underwriting – our Underwriting segment reflects the results of our title insurance underwriting business, including policies referred through our Direct Agents and Third-Party Agents channels. The referring agents retain approximately 84% of the policy premiums in exchange for their services. The retention rate varies by state and agent.
Costs are allocated to the segments to arrive at adjusted gross profit, our segment measure of profit and loss pursuant to Accounting Standards Codification (“ASC”) Topic 280. Our accounting policies for segments are the same as those applied to our consolidated financial statements, except as described below under “—Key Components of Revenues and Expenses.” Inter-segment revenues and expenses are eliminated in consolidation. See Note 6 in our condensed consolidated financial statements for a summary of our segment results and a reconciliation between segment adjusted gross profit and our consolidated loss before income taxes.

Significant Events and Transactions
The North American Title Acquisition
On January 7, 2019, we acquired from the Lennar Corporation (“Lennar”) its subsidiary, North American Title Insurance Company (“NATIC”), which operated its title insurance underwriting business, and its third-party title insurance agency business, which was operated under its North American Title Company brand (collectively, the “Acquired Business”), for total stock and deferred cash consideration of $172 million (the “North American Title Acquisition”), including $87 million in the form of a seller financing note.
The North American Title Acquisition provided us with insurance licenses and an agency network across the United States, as well as a substantial data set to accelerate our machine intelligence technology. This acquisition marked a significant milestone for Doma in achieving national scale and licensure in pursuit of our long-term growth strategy. Whereas we generated minimal revenue prior to the North American Title Acquisition, following its consummation we began to operate our business with a broad distribution footprint and data that enabled us to accelerate the rollout of our Doma Intelligence platform. The North American Title Acquisition also resulted in our recording of $111 million in goodwill and $61 million in acquired marketable securities. Accordingly, our results of operations for 2018 are not comparable to those for other periods presented herein.
Since the North American Title Acquisition, we have implemented several initiatives to integrate and realign the operations of the Acquired Business. This includes transforming the Acquired Business’s retail agency operations by streamlining our physical branch footprint, consolidating branch back office functions into a common corporate operation, and implementing a common production platform across all our branches. We continue to invest in the development and rollout of Doma Intelligence across our Local branch footprint. We expect to realize significant cost savings over time as manual processes are replaced with our proprietary machine learning platform and data science-driven approach to title and closing services. The benefits of this effort, particularly on margin growth, are likely to be realized gradually in future reporting periods. As a result, our recent results of operations, including for the years ended December 31, 2020 and 2019 and the three and six months ended June 30, 2021 and 2020, may not be indicative of our results for future periods.
The Business Combination
On March 2, 2021, the Company entered into a merger agreement with Capitol Investment Corp. V (“Capitol”), a blank check company incorporated in the State of Delaware and formed for the purpose of effecting a merger. Pursuant to the agreement, a newly formed subsidiary of Capitol was merged with and into Doma (“the Business Combination”). Pursuant to a special meeting in lieu of an annual meeting, on July 27, 2021 Capitol’s stockholders approved the business combination. On July 28, 2021 (the “Closing Date”) the Business Combination was consummated and Doma survived the merger and became a wholly-owned subsidiary of Capitol, which was renamed Doma Holdings, Inc. The Business Combination was accounted for as a reverse recapitalization and Capitol will be treated as the acquired company for financial statement reporting purposes. Doma was deemed the predecessor and New Doma will be the successor SEC registrant, meaning that Doma’s financial statements for periods prior to the consummation of the Business Combination will be disclosed in Doma’s future periodic reports. No goodwill or other intangible assets were recorded, in accordance with GAAP. The Business Combination will have a significant impact on Doma’s future reported financial position and results as a consequence of the reverse capitalization.
The most significant change in Doma’s future reported financial position and results is an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2021) of approximately $266.5 million. The increase in cash includes approximately $50.2 million in proceeds from Capitol, net of redemptions, and $300.0 million in proceeds from the private investment in public equity (“PIPE Investment”) that was consummated substantially simultaneously with the Business Combination. The increases in cash were offset by additional transaction costs incurred in connection with the Business Combination. The total estimated transaction costs for the Business Combination are approximately $65.7 million, of which $12.1 million represents deferred underwriter fees related to Capitol’s initial public offering. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we became the operating successor to an SEC-registered and New York Stock Exchange-listed shell company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and practices. As is typical, we expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources.
Impact of COVID-19 and Other Macroeconomic Trends
On March 11, 2020, the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic. COVID-19 has resulted in significant macroeconomic impacts and market disruptions, particularly as federal, state, and local governments enacted emergency measures intended to combat the spread of the virus, including shelter-in-place orders, travel limitations, quarantine periods and social distancing. In response, we took appropriate measures to ensure the health and safety of our employees, clients and partners, including work-from-home policies and limits to physical contact between our employees and our customers and partners.
We operate in the real estate industry and our business volumes are directly impacted by market trends for mortgage refinancing transactions, existing real estate purchase transactions, and new real estate purchase transactions, particularly in the residential segment of the market. Responses to the COVID-19 pandemic initially led to a material decline in purchase transactions, and, for a period of time, the future performance of the U.S. economy was perceived to be in peril. As a result, Doma management made the difficult decision to reduce our workforce by approximately 12%, resulting in approximately $1 million of severance costs. Subsequent U.S. federal stimulus measures, including interest rate reductions by the Federal Reserve, and local regulatory initiatives, such as permitting remote notarization, led to an increase in mortgage refinancing and purchase volumes, which we believe benefited our business model. While real estate transactions have largely returned to or exceeded pre-pandemic levels, we continue to monitor economic and regulatory developments closely as we navigate the final stages of the pandemic.
Demand for mortgages tends to correlate closely with changes in interest rates, meaning that our order trends are likely to be impacted by future changes in interest rates. However, we believe that our current, low market share and disruptive approach to title insurance, escrow, and closing services will enable us to gain market share, which in turn should mitigate the risk to our revenue growth trends relative to industry incumbents. See “—The Business of Doma—Industry Background” for additional information on our industry and the competitive landscape.

Key Operating and Financial Indicators
We regularly review several key operating and financial indicators to evaluate our performance and trends and inform management’s budgets, financial projections and strategic decisions.
The following table presents our key operating and financial indicators, as well as the relevant GAAP measures, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except for open and closed order numbers)
Key operating data:
Opened orders	41,491	30,432	82,575	63,589
Closed orders	31,436	21,885	64,086	39,668
GAAP financial data:
Revenue(1)	$129,986	$100,423	$257,782	$171,232
Gross profit(2)	$26,514	$21,682	$52,930	$35,038
Net loss	$(23,299)	$(6,332)	$(35,057)	$(22,918)
Non-GAAP financial data(3):
Retained premiums and fees	$64,805	$44,417	$122,263	$82,124
Adjusted gross profit	$29,535	$22,581	$58,657	$37,054
Ratio of adjusted gross profit to retained premiums and fees	46%	51%	48%	45%
Adjusted EBITDA	$(11,903)	$(2,402)	$(15,182)	$(15,276)
_________________
n.m. = not meaningful
(1)Revenue is comprised of (i) net premiums written, (ii) escrow, other title-related fees and other, and (iii) investment, dividend and other income. Net loss is made up of the components of revenue and expenses. For more information about measures appearing in our consolidated income statements, refer to “—Key Components of Revenue and Expenses—Revenue” below.
(2)Gross profit, calculated in accordance with GAAP, is calculated as total revenue, minus premiums retained by third-party agents, direct labor expense (including mainly personnel expense for certain employees involved in the direct fulfillment of policies) and direct non-labor expense (including mainly title examination expense, provision for claims, and depreciation and amortization). In our consolidated income statements, depreciation and amortization is recorded under the “other operating expenses” caption.
(3)Retained premiums and fees, adjusted gross profit and adjusted EBITDA are non-GAAP financial measures. Refer to “—Non-GAAP Financial Measures” below for additional information and reconciliations of these measures to the most closely comparable GAAP financial measures.
Opened and closed orders
Opened orders represent the number of orders placed for title insurance and/or escrow services (which includes the disbursement of funds, signing of documents and recording of the transaction with the county office) through our Direct Agents, typically in connection with a home purchase or mortgage refinancing transaction. An order may be opened upon an indication of interest in a specific property from a customer and may be cancelled by the customer before or after the signing of a purchase or loan agreement. Closed orders represent the number of opened orders for title insurance and/or escrow services that were successfully fulfilled in each period with the issuance of a title insurance policy and/or provision of escrow services. Opened and closed orders do not include orders or referrals for title insurance from our Third-Party Agents. For avoidance of doubt, a closed order for a home purchase or resale transaction typically results in the issuance of two title insurance policies, whereas a refinance transaction typically results in the issuance of one title insurance policy.
We review opened orders as a leading indicator of our Direct Agents revenue pipeline and closed orders as a direct indicator of Direct Agents revenue for the concurrent period, and believe these measures are useful to investors for the same reasons. We believe that the relationship between opened and closed orders will remain relatively consistent over time, and that opened order growth is generally a reliable indicator of future financial performance. However, degradation in the ratio of opened orders to closed orders may be a leading indicator of adverse macroeconomic or real estate market trends.

Retained premiums and fees
Retained premiums and fees, a non-GAAP financial measure, is defined as total revenue under GAAP minus premiums retained by third-party agents. See “—Non-GAAP Financial Measures” below for a reconciliation of our retained premiums and fees to gross profit, the most closely comparable GAAP measure, and additional information about the limitations of our non-GAAP measures.
Our business strategy is focused on leveraging Doma Intelligence to drive time and expense efficiencies principally in our Direct Agents channel. In our Third-Party Agents channel in contrast, we provide our underwriting expertise and balance sheet to insure the risk on policies referred by such Third-Party Agents and, for that service, we typically receive approximately 16% of the premium for the policy we underwrite. As such, we use retained premiums and fees, which is net of the impact of premiums retained by third-party agents, as an important measure of the earning power of our business and our future growth trends, and believe it is useful to investors for the same reasons.
Adjusted gross profit
Adjusted gross profit, a non-GAAP financial measure, is defined as gross profit (loss) under GAAP, adjusted to exclude the impact of depreciation and amortization. See “—Non-GAAP Financial Measures” below for a reconciliation of our adjusted gross profit to gross profit, the most closely comparable GAAP measure and additional information about the limitations of our non-GAAP measures.
Management views adjusted gross profit as an important indicator of our underlying profitability and efficiency. As we generate more business that is serviced through our Doma Intelligence platform, we expect to reduce fulfillment costs as our direct labor expense per order continues to decline, and we expect the adjusted gross profit per transaction to grow faster than retained premiums and fees per transaction.
Ratio of adjusted gross profit to retained premiums and fees
Ratio of adjusted gross profit to retained premiums and fees, a non-GAAP measure, expressed as a percentage, is calculated by dividing adjusted gross profit by retained premiums and fees. Both the numerator and denominator are net of the impact of premiums retained by third-party agents because that is a cost related to our Underwriting segment over which we have limited control, as Third-Party Agents customarily retain approximately 84% of the premiums related to a title insurance policy referral pursuant to the terms of long-term contracts.
We view the ratio of adjusted gross profit to retained premiums and fees as an important indicator of our operating efficiency and the impact of our machine-learning capabilities, and believe it is useful to investors for the same reasons.
We expect improvement to our ratio of adjusted gross profit to retained premiums and fees over time, reflecting the continued reduction in our average fulfillment costs per order.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization, and further adjusted to exclude the impact of stock-based compensation, change in fair market value of convertible notes, transaction-related costs, and COVID-related severance costs. See “—Non-GAAP Financial Measures” below for a reconciliation of our adjusted EBITDA to net loss, the most closely comparable GAAP measure and additional information about the limitations of our non-GAAP measures.
We review adjusted EBITDA as an important measure of our recurring and underlying financial performance, and believe it is useful to investors for the same reason.

Key Components of Revenues and Expenses
Revenues
Net premiums written
We generate net premiums by underwriting title insurance policies and recognize premiums in full upon the closing of the underlying transaction. For some of our Third-Party Agents, we also accrue premium revenue for title insurance policies we estimate to have been issued in the current period but reported to us by the Third-Party Agent in a subsequent period. See “—Critical Accounting Policies and Estimates— Net premiums written from Third-Party Agent referrals” below for further explanation on this accrual. For the three and six month periods ended June 30, 2021 and 2020, the average time lag between the issuing of these policies by our Third-Party Agents and the reporting of these policies or premiums to us has been approximately three months. Net premiums written is inclusive of the portion of premiums retained by Third-Party Agents, which is recorded as an expense, as described below.
To reduce the risk associated with our underwritten insurance policies, we utilize reinsurance programs to limit our maximum loss exposure. Under our reinsurance treaties, we cede the premiums on the underlying policies in exchange for a ceding commission from the reinsurer and our net premiums written exclude such ceded premiums.
We entered into our principal reinsurance quota share agreement in 2017, covering instantly underwritten policies from refinance and home equity line of credit transactions under which we historically ceded 100% of the written premium of each covered policy. Pursuant to the renewed agreement, which became effective in February 2021, we cede only 25% of the written premium on such instantly underwritten policies, instead of 100%, up to a total reinsurance coverage limit of $80 million in premiums reinsured, after which we retain 100% of the written premium on instantly underwritten policies. This change has resulted in higher net premiums written per transaction when compared to prior period results.
Escrow, other title-related fees and other
Escrow fees and other title-related fees are charged in association with managing the closing of real estate transactions, including the processing of funds on behalf of the transaction participants, gathering and recording the required closing documents, providing notary services, and other real estate or title-related activities. Other fees relate to various ancillary services we provide, including fees for rendering a cashier’s check, document preparation fees, Homeowner’s Association letter fees, inspection fees, lien letter fees and wire fees. We also recognize ceding commissions received in connection with reinsurance treaties, to the extent the amount of such ceding commissions exceeds reinsurance-related costs.
This revenue item is most directly associated with our Distribution segment. For segment-level reporting, agent premiums retained by our Distribution segment are recorded as revenue under the “escrow, other title-related fees and other” caption of our segment income statements, while our Underwriting segment records a corresponding expense for insurance policies issued by us. The impact of these internal transactions is eliminated upon consolidation.
Investment, dividends and other income
Investment, dividends and other income is generated mainly by income on our investment portfolio, which consists mainly of our statutory reserves and excess statutory capital. We primarily invest in fixed income securities, mainly composed of corporate debt obligations, U.S. government agency obligations, certificates of deposit, U.S. Treasuries and mortgage loans. We expect our investment portfolio and therefore our investment, dividend and other income to increase as we issue more insurance policies.

Expenses
Premiums retained by third-party agents
When customers are referred to us to underwrite a policy, the referring Third-Party Agent retains a significant portion, typically approximately 84% of the premium. The portion of premiums retained by Third-Party Agents is recorded as an expense. These referral expenses relate exclusively to our Underwriting segment. As we continue to grow our Direct Agents channel relative to our Third-Party Agents channel, we expect that premiums retained by third-party agents will decline as a percentage of revenue over time.
For segment-level reporting, premiums retained by our Direct Agents (which are recorded as Distribution segment revenue) are recorded as part of “premiums retained by agents” expense for our Underwriting segment. The impact of these internal transactions is eliminated upon consolidation.
Title examination expense
Title examination expense is incurred in connection with the search and examination of public information prior to the issuance of title insurance policies. As we continue to increase the portion of title policies we issue that are instantly underwritten through our Doma Intelligence platform, we expect that such costs will decline as a percentage of revenue over time.
Provision for claims
Provision for claims expense is viewed by management to be comprised of three components: incurred but not reported (“IBNR”) reserves, known claims loss and loss adjustment expense reserves, and escrow-related losses.
IBNR is a loss reserve that primarily reflects the sum of expected losses for unreported claims. The expense is calculated by applying a rate (the loss provision rate) to total title insurance premiums. The loss provision rate is determined at the beginning of each year based in part upon an assessment performed by an independent actuarial firm utilizing generally accepted actuarial methods. The assessment also takes account of industry trends, the regulatory environment and geographic considerations and is updated during the year based on developments. This loss provision rate is set to provide for losses on current year policies. Due to our long claim exposure, our provision for claims periodically includes amounts of adverse or positive claims development on policies issued in prior years, when claims on such policies are higher or lower than initially expected.
Based on the risk profile of premium vintages over time and based upon the projections of an independent actuarial firm, we build or release reserves related to our older policies. Our IBNR may increase as a proportion of our revenue as we continue to increase the proportion of our business serviced through our Doma Intelligence platform, though we believe it will decrease over the long term as our predictive machine intelligence technology produces improved results.
Known claims loss and loss adjustment expense reserves is an expense that reflects the best estimate of the remaining cost to resolve a claim, based on the information available at the time. In practice, most claims do not settle for the initial known claims provision; rather, as new information is developed during the course of claims administration, the initial estimates are revised, sometimes downward and sometimes upward. This additional development is provided for in the actuarial projection of IBNR, but it is not allocable to specific claims. Actual costs that are incurred in the claims administration are booked to loss adjustment expense, which is primarily comprised of legal expenses associated with investigating and settling a claim.
Escrow-related losses are primarily attributable to clerical errors that arise during the escrow process and caused by the settlement agent. As the proportion of our orders processed through our Doma Intelligence platform continues to increase, we expect escrow-related losses to decline over time.
Personnel costs
Personnel costs include base salaries, employee benefits, bonuses paid to employees, and payroll taxes. This expense is primarily driven by the average number of employees and our hiring activities in a given period.

In our presentation and reconciliation of segment results and our calculation of gross profit, we classify personnel costs as either direct or indirect expenses, reflecting the activities performed by each employee. Direct personnel costs relate to employees whose job function is directly related to our fulfillment activities, including underwriters, closing agents, funding agents, and title and curative agents, and are included in the calculation of our segment adjusted gross profit. Indirect personnel costs relate to employees whose roles do not directly support our transaction fulfillment activities, including sales agents, training specialists and customer success agents, segment management, research and development and other information technology personnel, and corporate support staff.
Other operating expenses
Other operating expenses are comprised of occupancy, maintenance and utilities, product taxes (for example, state taxes on gross premiums written), professional fees (including legal, audit and other third-party consulting costs), software licenses and sales tools (for example, to access public records and title-related data), travel and entertainment costs, and depreciation and amortization, among other costs.
Income tax expense
Although we are in a consolidated net loss position and report our federal income taxes as a consolidated tax group, we incur state income taxes in certain jurisdictions where we have profitable operations. We have recognized deferred tax assets but have offset them with a full valuation allowance, reflecting substantial uncertainty as to their recoverability in future periods. Until we report at least three years of profitability, we may not be able to realize the tax benefits of these deferred tax assets.
Results of Operations
We discuss our historical results of operations below, on a consolidated basis and by segment. Past financial results are not indicative of future results.
Three and Six Months Ended June 30, 2021 Compared to the Three and Six Months Ended June 30, 2020
The following table sets forth a summary of our consolidated results of operations for the periods indicated, and the changes between periods.

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Revenues:
Net premiums written	$109,271	$86,334	$22,937	27%
Escrow, other title-related fees and other	20,065	13,382	6,683	50%
Investment, dividend and other income	650	707	(57)	(8)%
Total revenues	$129,986	$100,423	$29,563	29%
Expenses:
Premiums retained by third-party agents	$65,181	$56,006	$9,175	16%
Title examination expense	5,500	3,322	2,178	66%
Provision for claims	6,807	3,040	3,767	124%
Personnel costs	53,954	32,737	21,217	65%
Other operating expenses	17,181	10,286	6,895	67%
Total operating expenses	$148,623	$105,391	$43,232	41%
Loss from operations	(18,637)	(4,968)	(13,669)	275%
Interest expense	4,451	1,123	3,328	296%
Loss before income taxes	(23,088)	(6,091)	(16,997)	279%
Income tax expense	$211	$241	$(30)	(12)%
Net loss	$(23,299)	$(6,332)	$(16,967)	268%

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Revenues:
Net premiums written	$217,263	$143,151	$74,112	52%
Escrow, other title-related fees and other	38,640	26,556	12,084	46%
Investment, dividend and other income	1,879	1,525	354	23%
Total revenues	$257,782	$171,232	$86,550	51%
Expenses:
Premiums retained by third-party agents	$135,519	$89,108	$46,411	52%
Title examination expense	10,353	7,187	3,166	44%
Provision for claims	10,055	4,823	5,232	108%
Personnel costs	97,419	68,455	28,964	42%
Other operating expenses	31,347	20,926	10,421	50%
Total operating expenses	$284,693	$190,499	$94,194	49%
Loss from operations	(26,911)	(19,267)	(7,644)	40%
Interest expense	7,810	3,235	4,575	141%
Loss before income taxes	(34,721)	(22,502)	(12,219)	54%
Income tax expense	$336	$416	$(80)	(19)%
Net loss	$(35,057)	$(22,918)	$(12,139)	53%
Revenue
Net premiums written. Net premiums written increased by $23 million, or 27%, in the three months ended June 30, 2021 compared to the same period in the prior year, driven by a 64% increase in premiums from our Direct Agents channel and a 16% increase in premiums from our Third-Party Agents channel. Net premiums written increased by $74 million, or 52%, in the six months ended June 30, 2021 compared to the same period in the prior year, driven by a 52% increase in premiums from our Direct Agents channel and a 52% increase in premiums from our Third-Party Agents channel.
For the three and six month periods ended June 30, 2021, Direct Agents premium growth was driven by closed order growth of 44% and 62%, respectively. For the three month period ended June 30, 2021, higher average premium per order of 14% resulting from a higher share of purchase orders contributed to the increase in premiums. For the six month period ended June 30, 2021, closed order growth was offset by lower average premiums per order of 6%, due to a higher share of refinance orders.

Third-Party Agent growth reflects the results of management’s continued efforts to increase wallet share capture from existing Third-Party Agents as well as efforts to generate new agent relationships to accelerate growth. The rise in premiums was also driven by an overall increase in market activity due to the low interest rate environment.
Escrow, other title-related fees and other. Escrow, other title-related fees and other increased $7 million, or 50%, in the three months ended June 30, 2021 and $12 million, or 46%, in the six months ended June 30, 2021 compared to the same periods in the prior year, driven by the corresponding closed order growth.
Investment, dividend and other income. Investment, dividend and other income increased $0.4 million or 23% in the six months ended June 30, 2021 compared to the same period in the prior year, primarily due to one-time realized gains on investments from portfolio rebalancing.
Expenses
Premiums retained by third-party agents. Premiums retained by third-party agents increased by $9 million, or 16%, in the three months ended June 30, 2021 and $46 million, or 52%, for the six months ended June 30, 2021 compared to the same periods in the prior year. The increases were driven principally by the growth in underwritten policies referred by Third-Party Agents, and there was no material change in average commissions paid to our Third-Party Agents.
Title examination expense. Title examination expense increased by $2 million, or 66%, in the three months ended June 30, 2021 and $3 million, or 44%, for the six months ended June 30, 2021 compared to the same periods in the prior year, principally due to growth in Direct Agent opened orders and premiums written.
Provision for claims. Provision for claims increased by $4 million, or 124%, in the three months ended June 30, 2021 and $5 million, or 108%, for the six months ended June 30, 2021 compared to the same periods in the prior year. The current-year provision for claims for policies written in the current year increased by $3 million and $6 million in the three and six months ended June 30, 2021 compared to the same periods in the prior year, due to the increase in net premiums written between the corresponding periods. The provision for claims release related to prior years decreased by $1 million for the three months ended June 30, 2021 and increased by $1 million for the six months ended June 30, 2021 as compared to the same periods in the prior year. The reported loss emergence in both periods on policies issued in prior years was lower than expected.
Personnel costs. Personnel costs increased by $21 million, or 65%, in the three months ended June 30, 2021 and $29 million, or 42%, for the year-to-date period ended June 30, 2021 compared to the same periods in the prior year, due to the expansion of our corporate support functions to enhance public company readiness, and an increase in operations and management staff supporting the direct agents channel as the organization invests in driving growth of Doma Intelligence-enabled closings.
Other operating expenses. Other operating expenses increased by $7 million, or 67%, in the three months ended June 30, 2021 and $10 million, or 50%, in the six months ended June 30, 2021 compared to the same periods in the prior year, driven by higher operating expenses to support revenue growth, higher amortization expenses related to investments in the development of our Doma Intelligence software, and higher amortization of intangibles related to our rebranding to “Doma.” Depreciation and amortization increased by $2 million, or 236%, and $4 million, or 184%, in the three and six months ended June 30, 2021 compared to the same period in the prior year due to these factors.

Interest expense. Interest expense increased by $3 million, or 296%, in the three months ended June 30, 2021 and $5 million, or 141%, for the six months ended June 30, 2021 compared to the same periods in the prior year, due to a higher amount of debt outstanding as well as a higher effective interest rate in 2021, which is a result of the funding of the new $150 million Senior Debt facility during the first quarter of 2021.
Supplemental Segment Results Discussion – Three and Six Months Ended June 30, 2021 Compared to the Three and Six Months Ended June 30, 2020
The following table sets forth a summary of the results of operations for our Distribution and Underwriting segments for the years indicated. See “—Basis of Presentation” above.

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020
	Distribution	Underwriting	Eliminations	Consolidated	Distribution	Underwriting	Eliminations	Consolidated
	(in thousands)
Net premiums written	$—	$109,381	$(110)	$109,271	$—	$86,334	$—	$86,334
Escrow, other title-related fees and other (1)	46,288	389	(26,612)	20,065	29,383	293	(16,294)	13,382
Investment, dividend and other income	37	613	—	650	315	392	—	707
Total revenue	$46,325	$110,383	$(26,722)	$129,986	$29,698	$87,019	$(16,294)	$100,423
Premiums retained by agents (2)	—	91,903	(26,722)	65,181	—	72,300	(16,294)	56,006
Direct labor (3)	18,986	1,916	—	20,902	12,575	1,323	—	13,898
Other direct costs (4)	5,881	1,680	—	7,561	3,494	1,404	—	4,898
Provision for title claim losses	(25)	6,832	—	6,807	153	2,887	—	3,040
Adjusted gross profit (5)	$21,483	$8,052	$—	$29,535	$13,476	$9,105	$—	$22,581

	Six Months Ended June 30, 2021				Six Months Ended June 30, 2020
	Distribution	Underwriting	Eliminations	Consolidated	Distribution	Underwriting	Eliminations	Consolidated
	(in thousands)
Net premiums written	$—	$218,143	$(880)	$217,263	$—	$143,151	$—	$143,151
Escrow, other title-related fees and other (1)	83,933	1,798	(47,091)	38,640	56,950	598	(30,992)	26,556
Investment, dividend and other income	83	1,796	—	1,879	654	871	—	1,525
Total revenue	$84,016	$221,737	$(47,971)	$257,782	$57,604	$144,620	$(30,992)	$171,232
Premiums retained by agents (2)	—	183,490	(47,971)	135,519	—	120,100	(30,992)	89,108
Direct labor (3)	35,093	3,788	—	38,881	27,027	3,185	—	30,212
Other direct costs (4)	11,197	3,473	—	14,670	7,718	2,317	—	10,035
Provision for title claim losses	534	9,521	—	10,055	388	4,435	—	4,823
Adjusted gross profit (5)	$37,192	$21,465	$—	$58,657	$22,471	$14,583	$—	$37,054
__________________
(1)Includes fee income from closings, escrow, title exams, ceding commission income, as well as premiums retained by Direct Agents.
(2)This expense represents a deduction from the net premiums written for the amounts that are retained by Direct Agents and Third-Party Agents as compensation for their efforts to generate premium income for our Underwriting segment. The impact of premiums retained by our Direct Agents and the expense for reinsurance or co-insurance procured on Direct Agent sourced premiums are eliminated in consolidation.
(3)Includes all compensation costs, including salaries, bonuses, incentive payments, and benefits, for personnel involved in the direct fulfillment of title and/or escrow services.
(4)Includes title examination expense, office supplies, and premium and other taxes.
(5)See “—Non-GAAP Financial Measures—Adjusted gross profit” below for a reconciliation of consolidated adjusted gross profit, which is a non-GAAP measure, to our gross profit, the most closely comparable GAAP financial measure.
Distribution segment revenue increased by $17 million, or 56%, and $26 million, or 46%, for the three and six months ended June 30, 2021, respectively, compared to the same periods in the prior year driven by the closed order growth discussed above. For the three months ended June 30, 2021, higher average revenue per order of 10% contributed to the increase in Distribution segment revenue, while for the six month period ended June 30, 2021, lower average revenue per order of 8% offset the increase. Underwriting segment revenue increased by $23 million, or 27%, and $77 million, or 53%, for the three and six months ended June 30, 2021, respectively, as compared to the same periods in the prior year, reflecting significant growth in title policies underwritten from both Direct and Third-Party Agents.
Distribution segment adjusted gross profit improved $8 million, or 59%, and $15 million, or 66%, for the three and six months ended June 30, 2021 compared to the same periods in the prior year, driven by closed order growth and efficiency improvements in direct expenses per order. Underwriting segment adjusted gross profit decreased by $1 million, or 12%, during the three months ended June 30, 2021 compared to the same period in the prior year, due to the increase in the provision for claims as a percentage of net premiums written from 3.5% in the second quarter of 2020 to 6.3% in the second quarter of 2021. Underwriting segment adjusted gross profit increased by $7 million, or 47%, during the six months ended June 30, 2021 compared to the same period in the prior year, reflecting increased demand across all channels of the business, and improvements realized in direct expenses that more than offset the increase in provision for title claims losses for the period.
Supplemental Key Operating and Financial Indicators Results Discussion – Three and Six Months Ended June 30, 2021 Compared to the Three and Six Months Ended June 30, 2020
The following table presents our key operating and financial indicators, including our non-GAAP financial measures, for the periods indicated, and the changes between periods. This discussion should be read only as a supplement to the discussion of our GAAP results above. See “—Non-GAAP Financial Measures” below for important information about the non-GAAP financial measures presented below and their reconciliation to the respective most closely comparable GAAP measures.

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages and open and closed order numbers)
Opened orders	41,491	30,432	11,059	36%
Closed orders	31,436	21,885	9,551	44%
Retained premiums and fees	$64,805	$44,417	20,388	46%
Adjusted gross profit	29,535	22,581	6,954	31%
Ratio of adjusted gross profit to retained premiums and fees	46%	51%	(5) p.p	(10)%
Adjusted EBITDA	$(11,903)	$(2,402)	(9,501)	396%

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands, except percentages and open and closed order numbers)
Opened orders	82,575	63,589	18,986	30%
Closed orders	64,086	39,668	24,418	62%
Retained premiums and fees	$122,263	$82,124	40,139	49%
Adjusted gross profit	58,657	37,054	21,603	58%
Ratio of adjusted gross profit to retained premiums and fees	48%	45%	3 p.p	7%
Adjusted EBITDA	$(15,182)	$(15,276)	94	(1)%
Opened and closed orders
For the three months ending June 30, 2021, we opened 41,491 orders and closed 31,436 orders, an increase of 36% and 44%, respectively, over the same period in the prior year. Closed orders increased 519% for the three months ended June 30, 2021 as compared to the same period in the prior year in our S&EA channel due to new customer acquisitions and increased wallet share with existing customers. Closed order growth was 4% in our Local channel in the second quarter of 2021 compared to the same period in the prior year.
For the six months ending June 30, 2021, we opened 82,575 orders and closed 64,086 orders, an increase of 30% and 62%, respectively, over the same period in the prior year. Closed orders increased 528% year over year in our S&EA channel due to new customer acquisitions and increased wallet share with existing customers. Closed order growth was 18% in our Local channel in the six months ended June 30, 2021 compared to the same period in the prior year.
Retained premiums and fees
Retained premiums and fees increased by $20 million, or 46%, and $40 million, or 49%, during the three and six months ended June 30, 2021 compared to the same periods in the prior year, driven by strong closed order and title policy growth across Direct and Third-Party Agents.
Adjusted gross profit
Adjusted gross profit increased by $7 million, or 31%, and $22 million, or 58%, during the three and six months ended June 30, 2021 compared to the same periods in the prior year, due to growth in retained premiums and fees of $20 million and $40 million in the same periods. The growth in retained premiums and fees was partially offset by $15 million and $22 million of higher direct expenses during the three and six months ended June 30, 2021, respectively.
Ratio of adjusted gross profit to retained premiums and fees
The ratio of adjusted gross profit to retained premiums and fees decreased 5 percentage points during the three months ended June 30, 2021 compared to the same period in the prior year due to a reduced benefit from provision for claims releases in the second quarter related to prior year premiums. The ratio of adjusted gross profit to retained premiums and fees increased 3 percentage points during the six months ended June 30, 2021 compared to the same period in the prior year, reflecting continued improvement in productivity and the impact of Doma Intelligence which more than offset the increase in provision for claims.
Adjusted EBITDA
Adjusted EBITDA decreased by $10 million, or 396%, to negative $12 million for the three months ended June 30, 2021, driven by $18 million of higher operating costs from investments in corporate support functions to enhance public company readiness, operations and management staff to support the direct agent channel to drive growth of Doma Intelligence-enabled closings, and research and development. This was offset by a $7 million improvement in adjusted gross profit. Adjusted EBITDA remained consistent at negative $15 million for the six months ended June 30, 2021 and 2020, driven by a $22 million increase in adjusted gross profit and a $5 million decrease in other operating costs, offset by $25 million of higher operating costs from the investments in corporate support functions to enhance public company readiness, operations and management staff to support the direct agent channel to drive growth of Doma Intelligence-enabled closings, and research and development.

Non-GAAP Financial Measures
The non-GAAP financial measures described herein should be considered only as supplements to results prepared in accordance with GAAP and should not be considered as substitutes for GAAP results. These measures, retained premiums and fees, adjusted gross profit, and adjusted EBITDA, have not been calculated in accordance with GAAP and are therefore not necessarily indicative of our trends or profitability in accordance with GAAP. These measures exclude or otherwise adjust for certain cost items that are required by GAAP. Further, these measures may be defined and calculated differently than similarly-titled measures reported by other companies, making it difficult to compare our results with the results of other companies. We caution investors against undue reliance on our non-GAAP financial measures as a substitute for our results in accordance with GAAP.

Management uses these non-GAAP financial measures, in conjunction with GAAP financial measures to: (i) monitor and evaluate the growth and performance of our business operations; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures or operating histories; (iv) review and assess the performance of our management team and other employees; and (v) prepare budgets and evaluate strategic planning decisions regarding future operating investments.
Retained premiums and fees
The following presents our retained premiums and fees and reconciles the measure to our gross profit, the most closely comparable GAAP financial measure, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Revenue	$129,986	$100,423	$257,782	$171,232
Minus:
Premiums retained by third-party agents	65,181	56,006	135,519	89,108
Retained premiums and fees	$64,805	$44,417	$122,263	$82,124
Minus:
Direct labor	20,902	13,898	38,881	30,212
Provision for claims	6,807	3,040	10,055	4,823
Depreciation and amortization	3,021	899	5,727	2,016
Other direct costs(1)	7,561	4,898	14,670	10,035
Gross Profit	$26,514	$21,682	$52,930	$35,038
__________________
(1)Includes title examination expense, office supplies, and premium and other taxes.

Adjusted gross profit
The following table reconciles our adjusted gross profit to our gross profit, the most closely comparable GAAP financial measure, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Gross Profit	$26,514	$21,682	$52,930	$35,038
Adjusted for:
Depreciation and amortization	3,021	899	5,727	2,016
Adjusted Gross Profit	$29,535	$22,581	$58,657	$37,054
Adjusted EBITDA
The following table reconciles our adjusted EBITDA to our net loss, the most closely comparable GAAP financial measure, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net loss (GAAP)	$(23,299)	$(6,332)	$(35,057)	$(22,918)
Adjusted for:
Depreciation and amortization	3,021	899	5,727	2,016
Interest expense	4,451	1,123	7,810	3,235
Income taxes	211	241	336	416
EBITDA	$(15,616)	$(4,069)	$(21,184)	$(17,251)
Adjusted for:
Stock-based compensation	3,713	282	6,002	590
COVID-related severance costs	—	1,385	—	1,385
Adjusted EBITDA	$(11,903)	$(2,402)	$(15,182)	$(15,276)

Liquidity and Capital Resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including our working capital and capital expenditure needs and other commitments. Our recurring working capital requirements relate mainly to our cash operating costs. Our capital expenditure requirements consist mainly of software development related to our Doma Intelligence platform.
We had $160 million in cash and cash equivalents as of June 30, 2021. We believe our operating cash flows, together with our cash on hand, and the cash proceeds from the Business Combination and the related private placement, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this Current Report on Form 8-K. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to $427 million at June 30, 2021 based on the proceeds received.
We may need additional cash due to changing business conditions or other developments, including unanticipated regulatory developments and competitive pressures. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing.
Debt
Lennar seller financing note
As part of the North American Title Acquisition, Lennar issued us a note for $87 million on January 7, 2019 with a maturity date of January 7, 2029. Cash interest on the note accrued at the LIBOR one-month rate, plus a fixed rate of 8.5% per annum on a “pay-in-kind,” ("PIK"), basis. We repaid the note in full in January 2021, after making several principal prepayments in 2019 and 2020. See “—Certain Relationships and Related Party Transactions.”
Senior Debt
In December 2020, we entered into a credit agreement with Hudson Structured Capital Management Ltd. (“HSCM”) for a $150 million Senior First Lien Note (“Senior Debt”), which was fully funded by the lenders, which are affiliates of HSCM, at its principal face value on January 29, 2021 (the “Funding Date”) and matures on the fifth anniversary of the Funding Date. The Senior Debt bears interest at a rate of 11.25% per annum, of which 5.0% is payable in cash in arrears and the remaining 6.25% accrues to the outstanding principal balance on a PIK basis. Interest is payable or compounded, as applicable, quarterly. Principal prepayments on the Senior Debt are permitted, subject to a premium, which declines from 8% of principal today to 4% in 2023 and to zero in 2024.
The Senior Debt is secured by a first-priority pledge and security interest in substantially all of our assets, including the assets of any of our existing and future domestic subsidiaries. The Senior Debt is subject to customary affirmative and negative covenants, including limits on the incurrence of debt and restrictions on acquisitions, sales of assets, dividends and certain restricted payments. The Senior Debt is also subject to two financial maintenance covenants, related to our liquidity and revenues. The liquidity covenant requires us to have at least $20 million of liquidity, calculated as of the last day of each month, as the sum of (i) our unrestricted cash and cash equivalents and (ii) the aggregate unused and available portion of any working capital or other revolving credit facility. The revenue covenant, which is tested as of the last day of each fiscal year, requires that our consolidated GAAP revenue for the year to be greater than $130 million. The Senior Debt is subject to customary events of default and cure rights. As of the date of this Current Report on Form 8-K, we complied with all Senior Debt covenants.
Upon funding, we issued penny warrants to affiliates of HSCM equal to 1.35% of our fully diluted shares. The warrants have a ten-year duration, subject to customary anti-dilution provisions, and include a cashless exercise option. The value of the warrants has been determined in the first quarter of 2021 and has been recorded as a discount to the debt and it is accreted through interest expense over the five-year term of the facility using the effective interest method.
Other commitments and contingencies
Our commitments for leases, related to our office space and equipment, amounted to $25 million as of June 30, 2021 of which $4 million is payable in 2021. Refer to Note 11 to our condensed consolidated financial statements for a summary of our future commitments. Our headquarters lease expires in 2024. As of the date of this Current Report on Form 8-K, we did not have any other material commitments for cash expenditures. We also administer escrow deposits as a service to customers, a substantial portion of which are held at third-party financial institutions. Such deposits are not reflected on our balance sheet, but we could be contingently liable for them under certain circumstances (for example, if we dispose of escrowed assets). Such contingent liabilities have not materially impacted our results of operations or financial condition to date and are not expected to do so in the near term.
Cash flows
The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(17,409)	$(19,474)
Net cash used in investing activities	(19,817)	(51,316)
Net cash provided by financing activities	85,453	43,130
Operating Activities
In the first six months of 2021, net cash used in operating activities was $17 million driven by the net loss of $35 million and cash paid for prepaid expenses of $12 million associated the anticipated Business Combination. This was offset by increases of accrued expenses and other liabilities of $5 million and the liability for loss and loss adjustment expenses of $5 million and non-cash costs including depreciation and amortization of $6 million and stock-based compensation expense of $5 million.
In the first six months of 2020, net cash used in operating activities was $19 million driven by the net loss of $23 million and payment of accrued expenses and other liabilities of $7 million offset by non-cash costs including paid in kind interest of $4 million and depreciation and amortization of $2 million.
Investing Activities
Our capital expenditures have historically consisted mainly of costs incurred in the development of Doma Intelligence. Our other investing activities generally consist of transactions in fixed maturity investment securities to provide regular interest payments.
In the first six months of 2021, net cash used in investing activities was $20 million, and reflected $33 million of purchases of investments offset by $24 million of proceeds from the sale of investments. Cash paid for fixed assets was $11 million in the same period, largely consisting of technology development costs related to Doma Intelligence.
In the first six months of 2020, net cash used in investing activities was $51 million and reflected $54 million of purchases of investments offset by $9 million of proceeds from the sale of investments. In the same period, cash paid for fixed assets was $8 million, largely consisting of technology development costs related to Doma Intelligence. We also received $1 million from the sale of a title plant in the same period.
Financing Activities
Net cash provided by financing activities was $85 million in the first six months of 2021, reflecting $150 million of proceeds from the Senior Debt, offset by the $66 million repayment of the Lennar seller financing note.
Net cash provided by financing activities was $43 million in the six months of 2020, reflecting $71 million in proceeds from the issuance of Series C Preferred Stock, offset by a $28 million payment on the Lennar seller financing note.
Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in accordance with GAAP. Preparation of the financial statements requires our management to make several judgments, estimates and assumptions relating to the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We evaluate our significant estimates on an ongoing basis, including, but not limited to, liability for loss and loss adjustment expenses, goodwill and accrued net premiums written from Third-Party Agent referrals. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in the unaudited consolidated condensed financial statements included elsewhere in this Current Report on Form 8-K. Our critical accounting estimates are described below.
Liability for loss and loss adjustment expenses
Our liability for loss and loss adjustment expenses include mainly reserves for known claims as well as reserves for incurred but not reported (“IBNR”) claims. Each known claim is reserved based on our estimate of the costs required to settle the claim.
IBNR is a loss reserve that primarily reflects the sum of expected losses for unreported claims. The expense is calculated by applying the loss provision rate to total title insurance premiums. With the assistance of a third-party actuarial firm, we determine the loss provision rate for the policies written in the current year. This assessment considers factors such as historical experience and other factors, including industry trends, claim loss history, legal environment, geographic considerations and the types of title insurance policies written (i.e., real estate purchase or refinancing transactions). The loss provision rate is set to provide for losses on current year policies, but due to development of prior years and our long claim duration, it periodically includes amounts of estimated adverse or positive development on prior years' policies.
The estimates used require considerable judgment and are established as management’s best estimate of future outcomes, however, the amount of IBNR reserved based on these estimates could ultimately prove to be inadequate to cover actual future claims experience. We continually monitor for any events and/or circumstances that arise during the year which may indicate that the assumptions used to record the provision for claims estimate requires reassessment.
Our total loss reserve as of June 30, 2021 amounted to $75 million, which we believe, based on historical claims experience and actuarial analyses, is adequate to cover claim losses resulting from pending and future claims for policies issued through June 30, 2021. We continually review and adjust our reserve estimates to reflect loss experience and any new information that becomes available.

Goodwill
We have significant goodwill on our balance sheet related to acquisitions as goodwill represents the excess of the acquisition price over the fair value of net assets acquired and liabilities assumed in a business combination. Goodwill is tested and reviewed annually for impairment on October 1 of each fiscal year, and between annual tests if events or circumstances arise that would more likely than not reduce the fair value of any one of our reporting units below its respective carrying amount. In addition, an interim impairment test may be completed upon a triggering event or when there is a reorganization of reporting structure or disposal of all or a portion of a reporting unit. As of June 30, 2021, we had $111 million of goodwill, relating to the North American Title Acquisition, of which $88 million and $23 million was allocated to our Distribution and Underwriting reporting units, respectively.
In performing our annual goodwill impairment test, we first perform a qualitative assessment, which requires that we consider significant estimates and assumptions regarding macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers, changes in the composition or carrying amount of a reporting unit or other factors that have the potential to impact fair value. If, after assessing the totality of events and circumstances, we determine that it is more likely than not that the fair values of our reporting units are greater than the carrying amounts, then the quantitative goodwill impairment test is not performed, as goodwill is not considered to be impaired. However, if we determine that the fair value of a reporting unit is more likely than not to be less than its carrying value, then a quantitative assessment is performed. For the quantitative assessment, the determination of estimated fair value of our reporting units requires us to make assumptions about future discounted cash flows, including profit margins, long-term forecasts, discount rates and terminal growth rates and, if possible, a comparable market transaction model. If, based upon the quantitative assessment, the reporting unit fair value is less than the carrying amount, a goodwill impairment is recorded equal to the difference between the carrying amount of the reporting unit's goodwill and its fair value, not to exceed the carrying value of goodwill allocated to that reporting unit, and a corresponding impairment loss is recorded in the consolidated statements of operations.
We completed our annual goodwill impairment test on October 1, 2020. We determined, after performing a qualitative review of each reporting unit, that the fair value of each reporting unit exceeded its respective carrying value. Accordingly, there was no indication of impairment and the quantitative goodwill impairment test was not performed. We did not identify any events, changes in circumstances, or triggering events since the performance of our annual goodwill impairment test that would require us to perform an interim goodwill impairment test during the fiscal year.
Accrued net premiums written from Third-Party Agent referrals
We recognize revenues on title insurance policies issued by Third-Party Agents when notice of issuance is received from Third-Party Agents, which is generally when cash payment is received. In addition, we estimate and accrue for revenues on policies sold but not reported by Third-Party Agents as of the relevant balance sheet closing date. This accrual is based on historical transactional volume data for title insurance policies that have closed and were not reported before the relevant balance sheet closing, as well as trends in our operations and in the title and housing industries. There could be variability in the amount of this accrual from period to period and amounts subsequently reported to us by Third-Party Agents may differ from the estimated accrual recorded in the preceding period. If the amount of revenue subsequently reported to us by Third Party Agents is higher or lower than our estimate, we record the difference in revenue in the period in which it is reported. For the three and six months ended June 30, 2021 and 2020, the time lag between the closing of transactions by Third-Party Agents and the reporting of policies, or premiums from policies issued by Third-Party Agents to us has been approximately three months. Although the impact of the difference between the estimated and reported amounts did not have a material impact on our financial statements for the periods presented in this Current Report on Form 8-K, it could have a more substantial impact in future periods as our business continues to grow.
New Accounting Pronouncements
For information about recently issued accounting pronouncements, refer to Note 2 to our condensed consolidated financial statements included elsewhere in this filing.

Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Capitol is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of 2021 and will have the benefit of the extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.
Quantitative and Qualitative Disclosures About Market Risks
Interest rate risk is our primary market risk. Our results of operations are directly exposed to changes in interest rates, among other macroeconomic conditions. See “—Our Business Model—Industry trends and uncertainties” above. Fluctuations in interest rates may also impact the interest income earned on floating-rate investments and the fair value of our fixed-rate investments. An increase in interest rates decreases the market value of fixed-rate investments. Conversely, a decrease in interest rates increases the fair market value of fixed-rate investments. Our exposure to interest rate risk correlates to our portfolio of fixed income securities.
Our exposure to interest rate risk has not, to date, materially impacted our financial condition. As of June 30, 2021, we held investments with a value of $84 million, of which $84 million were in debt and mortgage securities, a majority of which bear interest at fixed rates and are held to maturity. Our investment portfolio is comprised of corporate debt, certificates of deposit, mortgages, U.S. government agency obligations and U.S. Treasuries, and we believe that our exposure to credit quality risk is currently immaterial.